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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         Advanced Wireless Systems, Inc.
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DATE:     Wednesday, May 31, 2000
TIME:     10:00 a.m.
PLACE:    927 Sunset Drive
          Irving, Texas 75061

RETURN PROXIES TO: Advanced Wireless Systems, Inc.
                   4123 Government Blvd.
                   Mobile, Alabama 36693

We will vote on:

1. Amending the Articles of Incorporation of the Company to increase the number of authorized shares that may be issued by the Company in order to facilitate acquisitions of other companies;

2. Amending the Articles of Incorporation of the Company to eliminate preemptive rights of shareholders in order to facilitate the issuance of shares by the Company; and

3. Transacting such other business as may properly come before the meeting and any adjournment thereof.

Who May Attend and Vote at the Meeting

Shareholders of record at the close of business on April 30, 2000, and valid proxy holders may attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

                                       By Order of the Board of Directors,


Date: May 8, 2000                      Monte Julius, President

                                 PROXY STATEMENT

Your proxy, using the enclosed form, is solicited by the Company's board of directors for use at a special meeting of shareholders to be held May 31, 2000, and at any adjournment thereof. This proxy statement has information about the special meeting and was prepared by the Company's management for the Board of Directors. Your vote at the special meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us at our Mobile office, 4123 Government Blvd., Mobile, Alabama 36693.


                             A) GENERAL INFORMATION

The only items of business which management intends to present at the meeting are listed in the preceding Notice of Special Meeting of Shareholders and are explained in more detail on the following pages. By returning your signed proxy, you authorize management to vote your shares as you indicate on these items of business and to vote your shares in accordance with management's best judgment in response to proposals initiated by others at the meeting.

1)  Changing or Revoking Your Proxy Vote

You may revoke your signed proxy at any time before it is exercised at the special meeting. You may do this by advising the Company's Secretary in writing of your desire to revoke your proxy, or by submitting a duly executed proxy bearing a later date. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the special meeting and indicating that you wish to vote in person.

2)  Who may Vote

Each shareholder of record at the close of business on April 30, 2000, is entitled, for each share then held, to one vote on each proposal or item that comes before the special meeting. On March 31, 2000, the Company had 5,079,059 shares of Common Stock outstanding and entitled to vote at the meeting.

3)  Voting in Person

Although we encourage you to complete and return your proxy to ensure that your vote is counted, you can attend the special meeting and vote your shares in person.

4) How your Votes are Counted

We will hold the special meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the matters listed on the proxy card.

If you mark "Abstain" with respect to any proposal on your proxy, your shares will be counted in the number of votes cast, but will not be counted as votes for or against the proposal. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal, the shares will not be counted in the number of votes cast.

This proxy statement and the accompanying proxy form were first mailed on or about May 8, 2000, to shareholders entitled to vote at the meeting.

Amendments to Articles of Incorporation

Both of the items of business described below are amendments to the articles of incorporation. The text of both of the proposed amendments themselves is printed in attached Exhibit A. Proposal 1 amends Article IV of the Articles of Incorporation, and Proposal 2 adds a new Article VIII. If one of the Proposals is adopted by the shareholders but the other Proposal is not, we will file an amendment to the Articles of Incorporation which contains only the amended Article that is adopted (Article IV, in the case of Proposal 1, and Article VIII, in the case of Proposal 2).

                           B)  ITEMS OF BUSINESS

Proposal 1:       INCREASING OUR NUMBER OF AUTHORIZED SHARES

Our Board of Directors believes that it is necessary to increase the authorized number of shares of common stock from 50,000,000 shares to 150,000,000 shares. The increase is intended to allow for future issuance of shares for acquisitions as appropriate, and to allow for stock dividends and stock splits as appropriate.

Of the currently authorized 50,000,000 shares of common stock, par value $.01 per share, approximately 5,079,059 shares were issued and outstanding on March 31, 2000. In addition, 3,932,703 authorized, unissued shares were reserved for issuance pursuant to exercise of options and warrants. Thus, a total of 40,988,238 shares of our common stock remain authorized and eligible for issuance after taking into consideration the shares reserved for exercise of warrants. If the shareholders approve the proposed amendment to triple the number of authorized shares, 140,988,238 shares will be authorized and eligible for issuance after taking into consideration the shares reserved for exercise of warrants.

Our articles of incorporation, bylaws and Alabama corporate law generally permit the board of directors to approve the issuance of authorized shares without prior notice to or approval by the shareholders. We have no special provisions in our articles of incorporation requiring votes of shareholders to issue new shares. Alabama law only requires the directors to obtain the approval of shareholders to issue new shares in mergers or in exchange offers where our shares are being exchanged for shares of another corporation who is acquiring us.

If the amendment to the articles of incorporation is approved, the directors will have at their disposal nearly 15.6 times the currently issued number of shares (fully diluted, including the shares reserved for warrant exercises). Thus, the directors (without notice to or a vote of the shareholders) could decide to sell shares to new shareholders for cash or issue shares to new shareholders in exchange offers to acquire other corporations, which could have the effect of transferring voting control and percentage ownership out of the hands of existing shareholders and into the hands of the new shareholders. This could result in a reduction in the net asset value per share and fair market value per share of existing shareholders' investments.

Using Shares for Possible Future Acquisitions

We want to increase the number of authorized shares in order to use the increased shares for acquisitions. We believe that we can expand our business and achieve profitability by acquiring other businesses, either for cash or for our stock. We have identified several acquisition candidates, as described below. Although much remains to be done before we could complete any of these acquisitions, we believe that at least one, and maybe all, of the proposed acquisitions may take place. If we make all of these acquisitions on the terms currently proposed, we would have more than 100 million common shares and warrants to purchase shares outstanding at the conclusion of the last acquisition. We propose to raise the number of authorized shares to 150 million to accommodate these acquisitions and to allow for other acquisitions in the future.

We have explored acquisitions in both the Internet service/wireless cable sector and in unrelated business lines. Because fraudulent promotions, like the one that created Mobile LLC, spawned several similar companies in the early 1990s, several small companies have the same basic origin and business plan as ours. These companies have in common:

- they are owned by a large number of passive investors who are inexperienced in the Internet/wireless cable business; and

- they operate Internet or wireless cable systems in a few local markets where it is hard to succeed as an independent operator.

We hope that, by combining to achieve economies of scale, we can reduce overhead and increase the services provided by each local business to become profitable.

We have signed one acquisition agreement and one letter of intent to purchase the assets of Internet service/wireless cable businesses, and we have signed letters of intent to acquire three companies in unrelated automotive businesses. Each of these businesses is described below. At present, we cannot be sure whether any of these acquisitions will, in fact, be made, for the reasons described below.

Digital Wireless Systems, Inc.

On February 15, 2000, we executed an agreement to acquire the assets of Digital Wireless Systems, Inc. ('DWSI'), as part of a plan of reorganization of DWSI, which is operating as debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code. DWSI was created in 1997 to take over the businesses of two partnerships, one limited liability company and one corporation that were created in 1993 and 1994 in the same sort of promotion as Mobile LLC, our predecessor. It provides Direct Broadcast Satellite ('DBS') television services and operates wireless cable TV and Internet services in Baton Rouge Louisiana, Clarksville Tennessee, Reading Pennsylvania, and Shreveport Louisiana.

The disclosure statement that DWSI filed on February 15, 2000, discloses that DWSI had total tangible assets of $189,000, and total intangible assets of approximately $1.54 million, of which $1.5 million was listed as the current market value of DWSI's FCC licenses. The FCC licenses are burdened by a lien of $728,993. The disclosure statement lists the liquidation value of those assets, prior to disposition costs and costs of administration, of $813,828. The disclosure statement lists total claims of approximately $1.26 million, plus administrative expenses and the lien on the FCC licenses. DWSI has operated at a loss since inception and has reported operating losses every month since the Chapter 11 case was filed.

We have agreed to purchase the assets of DWSI, as part of the plan of reorganization to be confirmed by the Bankruptcy Court, for 8 million shares of our common stock, plus 8 million One-Year Warrants, 8 million Eighteen-Month Warrants, 8 million Two-Year Warrants, and 8 million Three-Year Warrants. The exercise prices range from $1 to $6. In addition, the Purchase Agreement provides for a purchase price adjustment of additional shares of the Company's common stock if certain conditions relative to the
trading of the Company's stock are not met.   We also agreed to assume and
pay substantially all of DWSI's indebtedness to others and costs of the DWSI bankruptcy, including payment of administrative claims, costs to audit DWSI's financial statements, and closing costs of the proposed purchase. These claims include professional fees ($87,926), secured creditors ($729,993) and tax claims ($3,133). The professionals and secured creditors have the option to be paid either in cash or in our securities. The unsecured claimants ($441,425) and DWSI's current equity interest holders will receive our securities in satisfaction of their claims.

The issuance of our shares pursuant to the Plan of Reorganization will be exempt from registration under the Securities Act of 1933, pursuant to
Section 1145 of the U.S. Bankruptcy Code. As such, unsecured claimants who receive our stock issued in the acquisition will be able to immediately sell their shares in the public market. DWSI equity holders will also receive stock which is exempt from registration under the Securities Act pursuant to
Section 1145 of the Bankruptcy Code, but the proposed plan will have transfer restrictions. The DWSI equity holder claimants will be unable to transfer their shares of our stock for three months after the plan's effective date, and thereafter the equity holder claimants may sell or transfer up to 5% of their shares each month until all of the stock that they own is transferrable. The ability to sell a large number of shares in the public market, if and when such a market for our stock ever begins, may cause the market price of our shares to drop.

We currently have only about 5million shares of stock issued and outstanding, plus outstanding warrants to purchase another 2.7 million shares. If we complete the DWSI acquisition, the claimants and interest holders under the DWSI bankruptcy will own 8 million shares of our stock and have the right to purchase an additional 32 million shares. Thus, the DWSI group of recipients of the shares (which will be distributed to DWSI interest holders in the Plan of Reorganization) will own a majority of the shares of our outstanding stock and be able to control future shareholder votes, including election of all directors. As part of the acquisition, we have agreed to hire David D. Schlueter, DWSI's chief executive, as our chief executive officer and to elect him to our board of directors.

The DWSI acquisition agreement is subject to conditions which must be satisfied prior to completing the purchase. First, our common stock must begin trading in a securities marketplace, such as Nasdaq or the OTC Bulletin Board. As stated in 'Risk Factors' we cannot be sure that our stock will ever be publicly traded. Second, DWSI must provide us with audited financial statements for the past two years. DWSI has not been audited for the past two fiscal years, and we cannot be sure that they will be able to provide satisfactory financial statements. Third, the acquisition must be approved by the U.S. Bankruptcy Court for the Middle District of Tennessee, where
DWSI's chapter 11 case is filed.   DWSI's proposed Disclosure Statement
describing Plan of Reorganization has been distributed to creditors and interest holders for a vote whether to approve it. The Bankruptcy Court has scheduled a hearing on whether to confirm the Plan for May 23, 2000. If the Court confirms the Plan of Reorganization, the Plan could be ready for completion as early as 30 days after the May 24, 2000, confirmation hearing.

Skycable TV of Madison, LLC

On January 14, 2000, we entered a letter of intent to acquire the assets of Skycable TV of Madison, LLC, for 4 million shares of our common stock, plus 4 million One-Year Warrants, 4 million Eighteen-Month Warrants, 4 million Two-Year Warrants, and 4 million Three-Year Warrants. The exercise prices range from $1 to $6. Skycable provides DBS TV services and operates a wireless cable service in Madison, Wisconsin, serving 5,600 wireless cable and DBS TV subscribers. It does not provide wireless Internet services but may do so in the future. Skycable was created in the same way as we (and DWSI) were created, and in January 2000, it had approximately 1,600 equity holders.
The Skycable letter of intent contains several contingencies to completing the transaction, including the development of a public market for our stock, completion of due diligence reviews by both Skycable and ourselves, election of David D. Schlueter to our board of directors, approval of the transaction by Skycable's equity holders, and most significantly, registration of our shares and warrants to be issued in the transaction under the Securities Act of 1933. We have not begun work on a registration statement for the transaction, and we do not have any assurance that we can complete this acquisition in the foreseeable future. We need to hold a shareholders' meeting and increase the number of authorized common shares in order to have enough shares authorized to complete both the DWSI and Skycable transactions.

Like the proposed DWSI acquisition, the Skycable acquisition could result in a change of control of our Company. We have proposed to issue 4 million shares plus warrants to purchase another 16 million shares in the Skycable acquisition, and the warrants, if exercised, would result in the Skycable interest holders owning a larger number of shares than our current shareholders hold now, and a majority of shares of our Company if the DWSI transaction did not occur.

Bug Motors, Inc., Daybreak Auto Recovery, Inc., and Trailer Nation, Inc.

On January 15, 2000, we signed letters of intent to acquire three unrelated, privately held companies with automotive manufacturing, sales and service businesses for shares of our common stock and warrants. The terms of each of the letters of intent are basically the same. We have agreed to issue 2,698,000 shares of our common stock, plus 1,530,000 million One-Year Warrants, 3,060,000 Eighteen-Month Warrants, 4,590,000 Two-Year Warrants, and 5,100,000 Three-Year Warrants. The exercise prices range from $1 to $6. Each of these three companies are closely held by one or a few owners, and the stock and warrants we propose to exchange would be sold in exempt transactions under Section 4(2) of the Securities Act of 1933 and would be restricted securities.

Each of the three automotive company letters of intent requires that one or more of the current officers of each respective automotive company be elected or appointed to the board of directors of our Company. Each party to each letter may terminate the proposed acquisition if a definitive asset purchase agreement has not been signed on or before April 30, 2000, or if the terminating party finds that the results of their due diligence acquisition of the other party are unsatisfactory. In order to complete each acquisition and meet our reporting requirements under the Securities Exchange Act of 1934, the automotive company to be acquired must supply audited financial statements for its last two fiscal years. Again, we need to hold a shareholders' meeting to increase the number of authorized common shares prior to completing these acquisitions. We cannot be sure that we will successfully negotiate definitive acquisition agreements for these companies or that they will be able to provide the financial statements to us that will be necessary to report the acquisitions as required by the Exchange Act.

A brief description of the automotive companies follows.

Bug Motors, Inc. will import disassembled Volkswagon 'beetle' autos from Mexico, where they are manufactured, and remanufactures them in the United States under a licensing agreement with their Mexican manufacturer. The remanufactured beetles are recreations of the old Volkswagon beetles which VW discontinued selling in the U.S. in 1973. Bug Motors has not yet begun its importing and manufacturing operations.

Daybreak Auto Recovery, Inc. operates an auto repossession business in Northern California. In addition to recovering autos pledged to secure defaulted loans, the company will also offer to sell the repossessed autos for the lender or, in certain circumstances, to purchase the repossessed auto itself. This service saves the lender the expense and risk of selling the cars at auction or through another third party.

Trailer Nation, Inc. sells trucks and truck trailers, owns services centers and manufactures trucking equipment in Florida and Texas.

Because we have yet to complete the negotiation of definitive purchase agreements or complete our due diligence review of these proposed acquisitions, we are unable to predict the effect that one or more of the proposed acquisitions would have on our balance sheet or financial performance. We cannot be sure that we will be able to complete these acquisitions at all on terms satisfactory to our Company or the automotive companies. Any one of the acquisitions, if made, would greatly increase the number of outstanding shares and warrants to purchase shares of our Company and likely would result in a change of control of our Company.

Risks: Change of Control of Our Company

If we acquire (1) DWSI, (2) Skycable of Madison, or (3) the three automotive companies, we will issue more shares than we have outstanding, and voting control will change. The new shareholders we would gain in any of these three acquisitions (counting all three auto companies as a single acquisition opportunity) would hold a majority of the outstanding common stock of the combined entity. Our existing shareholders would no longer have the right to control elections for board of directors or other matters. Our existing shareholders do not constitute one 'group' of holders for the purpose of acting jointly or concert to control the corporation, and our management believes that most of the existing shareholders generally favor our strategy of acquiring new businesses. Nevertheless, the new shareholders may take the company in a direction that existing shareholders don't agree with, and after any one or all of the acquisitions, our existing shareholders would not have enough votes to control our Company and its directors, even if they attempted as a group to do so.

* * *

At this stage of negotiations to acquire the companies on which we have signed letters of intent, we do not have enough information to know what effect each acquisition will have on our assets, liabilities and operations. We have not completed our due diligence on the companies. Each of the letters of intent requires the company to be acquired to provide audited financial statements prior to the acquisition, but none of the companies have provided audited statements to date. We are not in a position to state whether each acquisition will increase our asset value per share, or whether the value being received in the acquisition would decrease our asset value per share. We do not have enough information to know that any of these companies is currently operating at a profit or will be profitable in the future. Both we and the acquisition candidates have the opportunity to terminate the proposed combinations if due diligence results are unsatisfactory or if we are unable to negotiate definitive acquisition agreements on mutually acceptable terms.

We do believe that at least the DWSI acquisition will take place in the foreseeable future, though certain items such as completion of financial statements for DWSI remain and could pose a barrier to completing the acquisition. We also have considered other acquisitions. Therefore, we believe it is important to approve the proposal to increase the number of authorized shares.

Possible Use of Additional Shares in Anti-Takeover Measures.

In addition, the directors could also approve the issuance of shares to existing shareholders or to new shareholders as a defensive action in the event of an attempt by someone else to take over the company in a hostile takeover bid. If the directors do issue shares to prevent a third party from acquiring control of our company, our shareholders may not be able to realize the fair market value of their shares in a sale or exchange of shares.

We are not aware of any outstanding or threatened or unsolicited take-over attempt, but we have discussed with other enterprises, possible mergers or exchange offers which would transfer control of our company. All of these discussions have been conducted in a cooperative atmosphere, and we are unaware of any planned hostile take-over attempt. We have no plans to adopt hostile take-over measures in addition to the authorization of new shares, and we have not adopted any other provisions in our articles of incorporation, bylaws, or any other agreements that we think would deter take-over offers. In fact, if all of the acquisitions described in the previous section occur, our existing shareholders will lose voting control of our Company, as described the preceding subsection, Risks - Change of Control of Our Company.

The affirmative vote of holders of a majority of our outstanding common shares is required to approve this proposed amendment.

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The board of directors recommends a vote FOR the proposal to amend the
Articles of Incorporation of the Company to increase the number of authorized shares from 50 million to 150 million. Proxies solicited by the board of directors will be so voted unless shareholders specify otherwise in their proxies. The proposed amendment to Article IV is attached to this Proxy Statement in Exhibit A.
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                                 - 6 -

Proposal 2:             ELIMINATING PREEMPTIVE RIGHTS

The Board also believes it is necessary to eliminate preemptive rights of shareholders in order to facilitate acquisitions of other companies. Eliminating preemptive rights would allow the Company to sell and issue shares without being required to offer additional shares to all current shareholders.

Alabama law provides that all corporate shareholders automatically have preemptive rights to acquire shares when corporations offer shares to third parties, unless each corporation specifically adopts a provision eliminating preemptive rights. When our company was formed in late 1998, the directors did not consider whether preemptive rights would be appropriate for us. Preemptive rights generally work to protect existing shareholders by ensuring that the board of directors cannot dilute the existing shareholders' equity ownership by issuing blocks of shares to new investors, or even to themselves, thereby reducing the existing shareholders' percentage ownership of the corporation's stock. Preemptive rights require that, before a new block of stock is issued to third parties, the existing shareholders must be offered the right to acquire enough shares to at least maintain their pro rata ownership interest. Thus, it can be used as a tool to protect smaller shareholders or shareholders that do not hold management positions.

In Alabama, as in most other states, preemptive rights do not apply to some kinds of transactions, such as sales of stock for other than cash. Thus, preemptive rights do not prohibit us from issuing shares in exchange offers for the securities of other companies or in mergers with other companies. Preemptive rights also do not apply to issuance of shares to employees, officers and directors as compensation for services.

In a widely held corporation, preemptive rights can be unwieldy. At present, with preemptive rights in place, the directors could not sell shares to third parties. It is difficult and time consuming for a widely held company such as ours to offer preemptive rights to all of its shareholders each time the Company needs to sell additional shares. Elimination of the preemptive rights will give our Board of Directors more flexibility in structuring and finalizing financing and acquisition transactions.

The affirmative vote of holders of a majority of our outstanding common shares is required to approve this proposed amendment.


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The board of directors recommends a vote FOR the proposal to eliminate preemptive rights of shareholders. Proxies solicited by the board of directors will be so voted unless shareholders specify otherwise in their proxies. The proposed amendment to Article VIII is attached to this Proxy Statement in Exhibit A.
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                             C)  OTHER INFORMATION

1)  Security Ownership of Certain Beneficial Owners and Management.

The following table contains information about the ownership our common stock, as of December 31, 1999, by our directors or executive officers. This information was given to us by the stockholders, and the numbers are based on definitions found in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. On December 31, 1999, 4,941,146 shares of our common stock were outstanding. No stockholder beneficially owned more than 5% of our common stock.

                                           Shares Owned (1)
Shareholder                              Number          Percent
-----------                              ------          -------
Monte Julius                            152,584           3.01%
Demetrios Tsoutsas (2)                  102,600           2.04%
Oscar Hayes                             102,600           2.04%
Miles Wm. Humphrey, Jr.                 116,400           2.31%
Terry L. Hopkins                         73,334           1.47%
All directors and officers
 as a group (5 persons)                 547,518          10.13%

(1) Includes shares which the listed director has the right to acquire within 60 days after December 31, 1999, from options or warrants. Each director received the options listed below as compensation for their service as director in 1998. Each of them also received the warrants listed below in exchange for their claims against Mobile LLC as part of the plan of reorganization. The options and warrants are all currently exerciseable.

                                  Options       Warrants       Total
                                  -------       --------     -------
      Monte Julius                115,600         18,492     134,092
      Demetrios Tsoutsas           75,000         13,800      88,800
      Oscar Hayes                  75,000         13,800      88,800
      Miles Wm. Humphrey, Jr.      75,000         20,700      95,700
      Terry L. Hopkins             50,000          8,162      58,162
      All officers and directors
       as a group                 390,600         74,954     465,554

     Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding (1) the number of exercisable options for that person to (2) the number of total shares outstanding, and dividing that result into (3) the total number of shares and exercisable options owned by that person.

(2)  Includes shares owned by Mr. Tsoutsas' spouse.


2)  Method and Cost of Soliciting Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. Proxies may be solicited by officers, directors, and employees of the Company in person, or by mail, courier, telephone or facsimile.

3)  Other Matters

Management does not know of any matter to be acted upon at the meeting other than the matters above described. However, if any other matter should properly come before the meeting, the proxy holders named in the enclosed proxy will vote the shares for which they hold proxies in their discretion.

Your vote at the special meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

                         By Order of the Board of Directors,


Date: May 8, 2000        Monte Julius, President

                     ADVANCED WIRELESS SYSTEMS, INC.
             Shareholders' Proxy For Special Meeting, May 31, 2000

Please sign this Proxy below and return to
our Mobile office:                            Advanced Wireless Systems, Inc.
                                              4123 Government Blvd.
                                              Mobile, Alabama 36693

Solicited by the Board of Directors

The undersigned hereby appoints Monte Julius, or such other persons as the board of directors of Advanced Wireless Systems, Inc. (the "Company"), may designate, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock of the Company, which the undersigned is entitled to vote at the special meeting of shareholders of the Company to be held on May 31, 2000, and at any and all adjournments thereof.

1. Amendment to Article IV of the Articles of Incorporation - The board of directors recommends a vote FOR the following.

       To amend the Company's Articles of Incorporation in order to increase the number of authorized shares from 50,000,000 to 150,000,000.

       ( )     For          ( )     Against          ( )     Abstain


2. Amendment to Article VIII of the Articles of Incorporation - The board of directors recommends a vote FOR the following.

       To amend the Company's Articles of Incorporation in order to eliminate preemptive rights of shareholders.

      ( )     For           ( )     Against          ( )     Abstain

3. Other Matters - The board of directors recommends a vote FOR the following.

     In their discretion, to vote on such other matters as may properly come before the meeting, but which are not now anticipated and to vote upon matters incident to the conduct of the meeting.

     ( )     For          ( )      Against          ( )      Abstain


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING PROPOSAL 3.

----------------------------------  ---------------------------------------
(Signature of Stockholder)         (Signature of Second Stockholder, If Any)

----------------------------------  ---------------------------------------
Please Print Name                   Please Print Name

Number of Share You Own:            Date:
                        ----------       ------------------

Please sign exactly as your name appears on the envelope in which this material was mailed. Agents, executors, administrators, guardians, and trustees must give full title as such. Corporations should sign by their president or authorized officer. Partnerships should sign in the Partnership name by an authorized person.

                  EXHIBIT 'A' to Proxy Statement

                            ARTICLES OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                       ADVANCED WIRELESS SYSTEMS, INC.

     Pursuant to the provisions of Section 10-2B-10.06 of the Code of Alabama, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                 Article One

     The name of the corporation is Advanced Wireless Systems, Inc.

                                 Article Two

     The following amendment to the Articles of Incorporation was approved and adopted by the shareholders of the corporation. The amendment changes
Article IV of the original Articles of Incorporation and the full text of
Article IV as altered is as follows:

                                 'Article IV

     The number of shares which the corporation shall have authority to issue is 150,000,000.'

                               Article Three

     The following amendment to the Articles of Incorporation was approved and adopted by the shareholders of the corporation. The amendment adds
Article VIII to the original Articles of Incorporation and the full text of
Article VIII as added is as follows:

                               'Article VIII

     The shareholders of the corporation shall not be entitled to any preemptive rights with respect to the shares of the corporation, and any preemptive rights that might otherwise exist for the corporation's shareholders under the laws of the State of Alabama are hereby waived and eliminated.'

                                Article Four

     The corporation has only one class or voting group of shares outstanding, and the  number of such shares of the corporation outstanding at
the time these amendments were adopted was            .  All such outstanding
                                          ------------
 shares were entitled to vote on these amendments. These amendments were adopted by the shareholders at a special meeting held on May 31, 2000, and the
number of such shares represented at that meeting was              .  The
                                                     --------------
number of shares voted in favor of these amendments at such meeting was
                  , and the number of shares voted against these amendments
------------------
at that meeting was                   . The number of shares voted for these
                   -------------------
amendments was sufficient for approval of these amendments by the shareholders of the corporation.


Date:                               Advanced Wireless Systems, Inc.
     --------------------


                                    By:
                                       ---------------------------
                                       Monte Julius, President
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